Exhibit 10.1

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (the “Third Amendment”), dated as of March 22, 2011, amends that certain Amended and Restated Credit Agreement dated as of October 31, 2008, as amended by a First Amendment thereto dated as of November 18, 2009 and by a Second Amendment thereto dated as of February 24, 2010 (collectively, the “Credit Agreement”), by and among KOPPERS INC., a Pennsylvania corporation (the “Borrower”), THE GUARANTORS (as defined in the Credit Agreement), THE LENDERS (as defined in the Credit Agreement), and PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”).

WITNESSETH:

WHEREAS, Borrower has requested, and the Lenders have agreed, subject to the terms and conditions herein, to amend the Credit Agreement to, among other matters, (i) extend the Expiration Date, (ii) modify the pricing grid on Schedule 1.1(A) to the Credit Agreement, and (iii) modify certain financial covenants and other covenants applicable to the Loan Parties and their Subsidiaries.

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements herein contained and intending to be legally bound hereby, covenant and agree as follows:

1. Recitals. The foregoing recital is true and correct and incorporated herein by reference.

2. Amendments to Credit Agreement.

(a) Section 1.1 [Defined Terms].

(i) Existing Definitions.

(A) The definition of “Expiration Date” in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

“Expiration Date shall mean, with respect to the Revolving Credit Commitments, March 22, 2015.”

(B) The definition of “Hedge Liabilities” in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

“Hedge Liabilities shall have the meaning given to such term in the definition of the term ‘Lender-Provided Hedge’.”

(C) The definition of “Lender-Provided Interest Rate Hedge” in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

“Lender-Provided Hedge shall mean any of the following transactions which is provided by a Lender or an Affiliate of a Lender to any Loan Party or any Subsidiary of a Loan Party, whether or not such Subsidiary is a Guarantor: (a) an Interest Rate Hedge which (i) is documented in a standard International Swap Dealer Association Agreement, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes, and (b) foreign currency exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions entered into for hedging (rather than speculative) purposes, and (c) commodity swaps, commodity options, forward commodity contracts and any other similar transactions entered into for hedging (rather than speculative) purposes. The liabilities of the Loan Parties and any such Subsidiaries to the provider of any Lender-Provided Hedge (the “Hedge Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty Agreement and secured obligations under the Pledge Agreement and Security Agreements and otherwise treated as Obligations for purposes of each of the other Loan Documents. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents.”

(D) The definition of “Lender-Provided Treasury Arrangement” in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

“Lender-Provided Treasury/Credit Arrangement shall mean any obligation or liability of the Borrower or any of its Subsidiaries to the Administrative Agent or any of the Lenders or their Affiliates howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) treasury management services, depository services, overdraft protection arrangement, and cash management services, including, without limitation all arrangements with the Administrative Agent, or any Lender or its Affiliates to provide company paid credit cards that permit employees to make purchases on behalf of any Loan Party, including all fees and expenses of the Loan Parties payable to the Administrative Agent, any Lender or its Affiliates related to any of the foregoing, (ii) line of credit facilities provided to Subsidiaries of the Borrower which are not Guarantors, and (iii) letters of credit, bank guaranties and bid guaranties issued for the account of Subsidiaries of the Borrower which are not Guarantors (and for which the Borrower is not a co-applicant); and in any case under clause (i), (ii) or (iii), either the applicable documents that create or evidence any such arrangements, facilities, letters of credit or guaranties shall designate the same as a Lender-Provided Treasury/Credit

Arrangement, or the Borrower shall have provided the Administrative Agent prior written notice of such designation. The liabilities of the Loan Parties and any Subsidiary of the Loan Parties to the provider of any Lender-Provided Treasury/Credit Arrangement (the “Treasury/Credit Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty Agreement and secured obligations under the Pledge Agreement and Security Agreements and otherwise treated as Obligations for purposes of each of the other Loan Documents. The Liens securing the Treasury/Credit Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents.”

(E) The definition of “Loan Documents” in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

“Loan Documents shall mean this Agreement, the Guaranty Agreement, the Continuing Agreement of Guaranty and Suretyship of the Borrower in favor of the Administrative Agent, for the benefit of each Hedge/Treasury/Credit Provider (as defined therein), the Intercompany Subordination Agreement, the Intercreditor Agreement, the Notes, the Patent, Trademark and Copyright Security Agreement, the Pledge Agreement, the Security Agreements, the Security Trust Deed, the Quebec Security, agreements related to Lender-Provided Hedges and Lender-Provided Treasury/Credit Arrangements, fee letters between the Borrower and the Administrative Agent and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.”

(F) The definition of “Obligations” in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

“Obligations shall mean (i) any and all obligations, liabilities, and indebtedness from time to time of the Borrower, any Guarantor or any other Subsidiary of the Borrower to the Administrative Agent, any of the Lenders or any Affiliate of any Agent or any Lender under or in connection with this Agreement or any other Loan Document, whether for principal, interest, fees, indemnities, expenses, or otherwise, and all refinancings or refundings thereof, whether such obligations, liabilities, or indebtedness are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (and including obligations, liabilities, and indebtedness arising or accruing after the commencement of any bankruptcy, insolvency, reorganizations, or similar proceeding with respect to the Borrower, any Guarantor or any other Subsidiary of the Borrower or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation, liability, or indebtedness is not enforceable or allowable in such proceeding, and including all Obligations, liabilities, and indebtedness arising from any extensions of credit under or in connection with the Loan Documents from time to time, regardless whether any such extensions of credit are in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to an extension of credit is not satisfied); (ii) all Reimbursement Obligations of each Loan Party and any other Subsidiary of the Borrower with respect to any one or more Letters of Credit issued by any Issuing Bank; (iii) all indebtedness, loans, obligations, expenses and liabilities of each Loan Party or any other Subsidiary of the Borrower to the Agents or any of the Lenders, or any of their respective Affiliates, arising out of any Lender-Provided Hedge or Lender-Provided Treasury/Credit Arrangement provided by the Administrative Agent, any of the Lenders or such Affiliates pursuant to this Agreement; (iv) any sums advanced by or owing to the Administrative Agent or any of the Lenders for any reason relating to this Agreement, any other Loan Document, or any collateral relating thereto, including for indemnification, for maintenance, preservation, protection or enforcement of, or realization upon, the Collateral or other collateral security or any one or more guaranties, and for enforcement, collection, or preservation of the rights of the Administrative Agent and the Lenders, and regardless whether before or after default or the entry of any judgment; (v) any obligation or liability of any Loan Party or any other Subsidiary of the Borrower arising out of overdrafts on deposits or other accounts or out of electronic funds (whether by wire transfer or through automated clearing houses or otherwise) or out of the return unpaid of, or other failure of any Agent or any Lender to receive final payment for, any check, item, instrument, payment order or other deposit or credit to a deposit or other account, or out of any Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository or other similar arrangements, and (vi) any amendments, extensions, renewals and increases of or to any of the foregoing.”

(G) The definition of “Permitted Liens” in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

“Permitted Liens shall mean:

(i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(ii) Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(iii) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(iv) Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(v) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, or minor irregularities in title thereto and other immaterial liens that do not secure the payment of money, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi) Liens, security interests and mortgages in favor of the Administrative Agent for the benefit of the Lenders or any Affiliates of any Lender securing the Obligations including liabilities under any Lender-Provided Hedge or Lender-Provided Treasury/Credit Arrangement;

(vii) Liens on property leased by any Loan Party or Subsidiary of a Loan Party under capital and operating leases securing obligations of such Loan Party or Subsidiary to the lessor under such leases;

(viii) Any Lien existing on the date of this Agreement and described on Schedule 1.1(P), and any extension, replacement or renewal thereof, provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

(ix) Purchase Money Security Interests and liens on tangible property (excluding inventory) acquired pursuant to Permitted Acquisitions to the extent permitted under Section 8.2.1(vii);

(x) The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not affect the Collateral or, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

(1) Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2) Claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3) Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

(4) Liens resulting from final judgments or orders described in Section 9.1.6;

(xi) Liens on Inventory of Subsidiaries organized under Australian law arising from title retention arrangements with suppliers of such Subsidiaries, provided that such Liens do not encumber any other property;

(xii) Liens securing obligations in an aggregate amount not to exceed $5,000,000 at any one time outstanding; and

(xiii) Liens on Collateral in favor of the 2003 Trustee granted to secure the 2003 Senior Notes pursuant to the 2003 Senior Note Debt Documents, provided that all such Liens are subordinated to the Liens in favor of the Administrative Agent for the benefit of the Lenders pursuant to the Intercreditor Agreement.”

(ii) New Definitions. The following new defined terms are hereby added to Section 1.1 of the Credit Agreement in alphabetical order as follows:

“Third Amendment shall mean the Third Amendment to Credit Agreement, dated as of March 22, 2010.”

“Third Amendment Effective Date shall mean the date upon which the Third Amendment became effective pursuant to its terms.”

(b) Section 2.3 [Commitment Fees] of the Credit Agreement is hereby amended and restated as follows:

“2.3. Commitment Fees.

Accruing from the Third Amendment Effective Date until the Expiration Date, the Borrower agrees to pay to the Administrative Agent for the account of each Lender, as consideration for such Lender’s Revolving Credit Commitment hereunder, a nonrefundable commitment fee equal to the rate of 0.375% per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) on the average daily difference between the amount of (i) such Lender’s Revolving Credit Commitment as the same may be constituted from time to time (for purposes of this computation, PNC Bank’s Swing Loans shall be deemed to be borrowed amounts under its Revolving Credit Commitment) and the (ii) the sum of such Lender’s Revolving Credit Loans outstanding plus its Ratable Share of Letters of Credit Outstanding. All such Commitment Fees shall be payable in arrears on the first day of each November, February, May and August after the Third Amendment Effective Date and on the Expiration Date or upon acceleration of the Notes.”

(c) Section 8.2.1 [Indebtedness] of the Credit Agreement is hereby amended and restated as follows:

“8.2.1. Indebtedness.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i)	Indebtedness under the Loan Documents;

(ii)	Existing Indebtedness as set forth on Schedule 8.2.1 (including any extensions, renewals or replacements thereof), provided (i) there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 8.2.1, and (ii) the terms of such Indebtedness do not restrict the ability of the Subsidiaries of the Borrower to pay dividends or make other distributions on account of the ownership interests of the Borrower’s Subsidiaries;

(iii)	Indebtedness of a Loan Party to another Loan Party which is subordinated in accordance with the provisions of Section 8.1.12 [Subordination of Intercompany Loans];

(iv)	Indebtedness incurred by a Subsidiary of the Borrower or Koppers China or any of its subsidiaries or Koppers Mauritius or any of its subsidiaries which is permitted under Section 8.2.4(vi);

(v)	Indebtedness under any Lender-Provided Treasury/Credit Arrangement or other cash management arrangement approved by the Administrative Agent; provided however, that the aggregate amount of all such Indebtedness under this Subsection 8.2.1(v) shall not exceed $30,000,000 at any one time outstanding;

(vi)	Any Lender-Provided Hedge or other Interest Rate Hedge approved by the Administrative Agent;

(vii)	Indebtedness secured by Purchase Money Security Interests, Indebtedness evidenced by capitalized leases and other Indebtedness for Borrowed Money, including without limitation, Indebtedness assumed in connection with Permitted Acquisitions; provided however, (i) the aggregate amount of all such Indebtedness under this Subsection 8.2.1(vii) (excluding for the purpose of this computation any Indebtedness described in Schedule 8.2.1) shall not exceed $25,000,000, and (ii) the terms of such Indebtedness shall not restrict the ability of the Subsidiaries of the Borrower to pay dividends or make other distributions on account of the ownership interests of the Borrower’s Subsidiaries;

(viii)	Non-speculative Currency Agreements in the ordinary course of business;

(ix)	The 2009 Senior Note Debt of the Borrower in an aggregate principal amount not to exceed $300,000,000, and Guaranties of the domestic Loan Parties executed in connection with the 2009 Senior Note Debt subject, however, to the requirements of Section 8.2.3 [Guaranties];

(x)	Indebtedness of Koppers Netherlands Partnership and/or Koppers Netherlands Corporation to the Borrower, WWV or other Subsidiaries of the Borrower which is incurred in consideration for the transfer of the ownership interests in Koppers Europe and/or Koppers Australia pursuant to any Foreign Holding Company Reorganization effected by the Borrower and its Subsidiaries;

(xi)	Indebtedness of a Subsidiary which is not organized under the laws of the United States of any state thereof and which is not a Guarantor to another Subsidiary which is not organized under the laws of the United States of any state thereof and which is not a Guarantor; and

(xii)	Any other Indebtedness of any Loan Party or of any Subsidiary of any Loan Party; provided however, that the aggregate amount of all such Indebtedness under this Subsection 8.2.1(xii) shall not exceed $5,000,000 at any one time outstanding.”

(d) Section 8.2.3 [Guaranties] of the Credit Agreement is hereby amended and restated as follows:

“8.2.3. Guaranties.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for:

(i)	Guaranties of Indebtedness of the Loan Parties permitted hereunder, and Guaranties by the Borrower of Indebtedness of Subsidiaries of the Borrower under Lender-Provided Hedges and Lender-Provided Treasury/Credit Arrangements permitted hereunder;

(ii)	Guaranties listed on Schedule 8.2.3 hereto;

(iii)	Guaranties (A) of Indebtedness incurred by Koppers China and Koppers Mauritius, and its respective subsidiaries and permitted joint ventures under Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures], provided however, that the aggregate principal or stated amount of all such Guaranties under this clause (A) shall not exceed $75,000,000 at any one time; and (B) by the Borrower of Indebtedness incurred by and other obligations of Koppers International B.V. to Koppers Denmark A/S, provided however, that the aggregate principal or stated amount of all such Guaranties under this clause (B) shall not exceed Euro 17,500,000 at any one time;

(iv)	Guaranties of other obligations, provided that the aggregate principal or stated amount of all such Guaranties under this clause (iv) shall not exceed $25,000,000 at any one time; and

(v)	indemnifications by the Borrower or any of its Subsidiaries of the liabilities of its directors or officers pursuant to the provisions contained in such party’s respective organizational documents or bylaws.

Notwithstanding the foregoing, no Subsidiary shall execute any Guaranty of any Indebtedness of the 2009 Senior Notes unless, prior to the date of such execution, such Subsidiary has executed and delivered a Guaranty Agreement in favor of the Administrative Agent.”

(e) Section 8.2.4 [Loans and Investments] of the Credit Agreement is hereby amended and restated as follows:

“8.2.4. Loans and Investments.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase or acquire any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(i)	trade credit extended on usual and customary terms, including extended repayment terms to the extent consistent with the current practices of the Loan Parties, in the ordinary course of business;

(ii)	advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(iii)	Permitted Investments;

(iv)	loans, advances and investments in other Loan Parties organized under the laws of the United States or a state thereof, or, upon the Borrower’s request and the prior written consent of the Administrative Agent, any other country;

(v)	loans and investments set forth on Schedule 8.2.4;

(vi)	loans, advances and investments not existing as of the Third Amendment Effective Date in (1) wholly-owned Subsidiaries of the Borrower organized under the laws of Australia or a state or territory thereof or of the United Kingdom, Denmark, Luxembourg or another member country of the European Union in an aggregate amount not exceeding $50,000,000 at any one time outstanding, and (2) Subsidiaries of the Borrower organized under the laws of a jurisdiction other than those listed in clause (1) of this Subsection 8.2.4(vi) in an aggregate amount not exceeding $50,000,000 at any one time outstanding;

(vii)

loans, advances and investments in joint ventures not existing as of the Third Amendment Effective Date and additional loans, advances and investments in existing joint ventures above the amount of such investments in existing joint ventures listed on Schedule 8.2.4, which joint ventures (a) limit the liability of the Loan Party or Subsidiary to such party’s investment therein (except to the extent of liabilities under Guaranties otherwise permitted under this Agreement), and (b) are in the same or substantially similar lines of business as the Loan Parties’ business, so long as in the case of any such investments under this clause (vii), the Borrower has Undrawn Availability of at least $35,000,000 immediately after the making of such investment. In the case of any such investments in any one joint venture in excess of $25,000,000 in the aggregate, the Administrative Agent shall have received prior written notice of such investments and a certificate which evidences that the

Borrower has Undrawn Availability of at least $35,000,000 immediately after the making of such investment; provided that the aggregate amount of the sum of (y) such investments in joint ventures from and after the Third Amendment Effective Date pursuant to this clause (vii), and (z) advances under clause (ix) of this Section 8.2.4 shall not exceed $75,000,000 at any one time;

(viii)	advances to subcontractors and suppliers of the Loan Parties or their Subsidiaries made in the ordinary course of business, provided that the aggregate amount of such advances shall not exceed $10,000,000 at any one time outstanding;

(ix)	advances not in excess of $10,000,000 at any one time outstanding to customers of the Loan Parties or their Subsidiaries to finance the construction of facilities for such customers which will use products supplied by the Loan Parties or their Subsidiaries, provided that the aggregate amount of the sum of (y) all such advances pursuant to this clause (ix), and (z) investments under clause (vii) of this Section 8.2.4 shall not exceed $75,000,000 at any one time;

(x)	non-cash investments in or capital contributions or loans or advances to Koppers Netherlands Partnership and/or Koppers Netherlands Corporation which consist of the transfer of the ownership interests in Koppers Europe and/or Koppers Australia pursuant to any Foreign Holding Company Reorganization effected by the Borrower and its Subsidiaries; and

(xi)	loans, advances to or investments in a Subsidiary which is not organized under the laws of the United States or any state thereof by a Subsidiary which is not organized under the laws of the United States or any state thereof and which is not a Guarantor.”

(f) Section 8.2.5 [Restricted Payments] of the Credit Agreement is hereby amended and restated as follows:

“8.2.5. Restricted Payments.

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment, provided that the Borrower may make the following Restricted Payments:

(i)	dividends and distributions permitted under Section 4.07 of the 2009 Senior Note Indenture to KI Holdings which are either (x) “Permitted Payments to Parent” as such term is defined in the 2009 Senior Note Indenture as in effect on the date the First Amendment is effective in accordance with its terms, or (y) are used by KI Holdings to pay dividends to its shareholders, in each case if prior to and after giving effect thereto, no Event of Default or Potential Default will have occurred and be continuing or shall exist;

(ii)	Restricted Payments in the amount of net proceeds from the issuance of the 2009 Senior Notes to KI Holdings which are used to redeem or purchase all of the 2004 Senior Notes;

(iii)	dividends and distributions to KI Holdings which are used to repurchase not more than $75,000,000 in value (at the time of purchase) of shares of the outstanding capital stock of KI Holdings so long as prior to and after giving effect to any such dividend or distribution: (A) Undrawn Availability is at least $35,000,000, and (B) the Senior Secured Leverage Ratio on a pro forma basis after giving effect to such dividend or distribution is less than 2.0 to 1.0; and

(iv)	Restricted Payments consisting of retiree redemptions and repurchases of the Borrower’s capital stock in an aggregate amount not to exceed $1,500,000 in any fiscal year, if after giving effect thereto, (A) no Event of Default or Potential Default will have occurred and be continuing and (B) the Undrawn Availability is at least $35,000,000; provided that, to the extent that in any fiscal year (or portion thereof), such Restricted Payments made by the Borrower consisting of retiree redemptions and repurchases of the Borrower’s capital stock (“Actual Redemption Payments”) are less than $1,500,000, then, during the immediately following fiscal year, the Borrower may make Restricted Payments consisting of retiree redemptions and repurchases of the Borrower’s capital stock in an amount not to exceed $1,500,000 plus ($1,500,000 minus Actual Redemption Payments).

In addition to the foregoing limitations on Restricted Payments, the Loan Parties agree that the Borrower shall not redeem or purchase all or any portion of the 2009 Notes without the prior written consent of the Required Lenders.”

(g) Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] of the Credit Agreement is hereby amended and restated as follows:

“8.2.6. Liquidations, Mergers, Consolidations, Acquisitions.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided that

(1)	any Loan Party other than the Borrower may consolidate or merge into the Borrower or into another Loan Party which is wholly-owned by one or more of the other Loan Parties,

(2)	any Subsidiary of a Loan Party may be liquidated or dissolved if it is inactive or if all of the assets of such Subsidiary have been sold or disposed of in compliance with the terms of this Agreement,

(3)	any Subsidiary of a Loan Party may be merged into any Person or may be liquidated and dissolved, in each case in connection with the sale or disposition of such Subsidiary, if the sale or disposition of all of the assets of such Subsidiary would have been otherwise permitted hereunder, and any Subsidiary of the Borrower which is not a Loan Party may be merged into any other Subsidiary of the Borrower which is not a Loan Party,

(4)	any Loan Party or any Subsidiary of a Loan Party may acquire, whether by purchase or by merger, (A) all of the ownership interests of another Person or (B) substantially all of assets of another Person or of a business or division of another Person (each, a “Permitted Acquisition”), provided that each of the following requirements is met:

(i) if the Loan Parties are acquiring the ownership interests in such Person, such Person shall execute a Guarantor Joinder and join this Agreement as a Guarantor pursuant to Section 11.18 [Joinder of Guarantors] on or before the date of such Permitted Acquisition;

(ii) the Loan Parties, such Person and its owners, as applicable, if the same are located in the United States, shall grant Liens in the assets of or acquired from and stock or other ownership interests in such Person and otherwise comply with Section 11.18 [Joinder of Guarantors] on or before the date of such Permitted Acquisition;

(iii) the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition and, if the Loan Parties or such Subsidiary shall use any portion of the Loans to fund such Permitted Acquisition, the Loan Parties or such Subsidiary, as the case may be, also shall have delivered to the Lenders written evidence of the approval of the board of directors (or equivalent body) of such Person for such Permitted Acquisition;

(iv) the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be reasonably related to as one or more line or lines of business conducted by the Loan Parties and shall comply with Section 8.2.10 [Continuation of or Change in Business];

(v) no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition;

(vi) in the case of any Permitted Acquisition, (1) the Borrower shall be in compliance with the covenants contained in Sections 8.2 (other than Section 8.2.17) hereof after giving effect to such Permitted Acquisition (including in such computation Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition and income earned or expenses incurred by the Person, business or assets to be acquired prior to the date of such Permitted Acquisition), (2) with respect to the covenant set forth in Section 8.2.17 hereof, after giving effect to such Permitted Acquisition on a pro forma basis, the Borrower would have been in compliance with the required ratio which would otherwise be in effect as of the date of such Permitted Acquisition minus 0.25, in each case, and (3) that after giving effect to such Permitted Acquisition, the Undrawn Availability is at least $35,000,000. In the case of any Permitted Acquisition in connection with which the aggregate Consideration exceeds $25,000,000, the Borrower shall demonstrate compliance with clauses (1), (2) and (3) of this subsection (vi) by delivering at least five (5) Business Days prior to such Permitted Acquisition a certificate in the form of Exhibit 8.2.6 (each, an “Acquisition Compliance Certificate”) evidencing compliance with such covenants on a pro forma basis and certifying as to such Undrawn Availability;

(vii) the Loan Parties or such Subsidiary, as applicable, shall deliver to the Administrative Agent (a) at least five (5) Business Days before such Permitted Acquisition drafts of any agreements proposed to be entered into by such Loan Parties and/or such Subsidiary, as applicable, in connection with such Permitted Acquisition, and (b) prior to the date of such Permitted Acquisition, execution copies of such agreements entered into by such Loan Parties and/or such Subsidiary, as applicable, in connection with such Permitted Acquisition, and shall deliver to the Administrative Agent such other information about such Person or its assets as any Loan Party may reasonably require; and

(viii) if such acquisition is to be consummated by a Subsidiary which is not a Loan Party hereunder, and such Person so acquired is not organized under, and governed by, the laws of the United States of America, or any state, territory or possession of the United States of America then the following additional requirements shall be met: (A) such Person must be organized under, and governed by, the laws of Australia or a state or territory thereof, or of the United Kingdom, Denmark, Luxembourg or another member country of the European Union, and (B) such acquisition otherwise is in compliance with clause (vi) of Section 8.2.4 [Loans and Investments].”

(h) Section 8.2.15 [Maximum Senior Secured Leverage Ratio] of the Credit Agreement is hereby deleted in its entirety and replaced with the words “Intentionally Omitted”.

(i) Section 8.2.17 [Maximum Leverage Ratio] of the Credit Agreement is hereby amended and restated as follows:

“8.2.17. Maximum Leverage Ratio.

The Loan Parties shall not at any time permit the Leverage Ratio, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended, to exceed the ratio set forth below for the periods specified below:

Period	Ratio

3/31/2011 through 12/31/2012	4.50 to 1.00

3/31/2013 and thereafter	4.00 to 1.00.”

(j) Subsection (i) of Section 8.3.8 [Budgets, Forecasts, Other Reports and Information] of the Credit Agreement is hereby amended and restated as follows:

“(i) KI Holdings’ consolidated annual budget, including a consolidated balance sheet, income statement and cash flow statement, and any consolidated forecasts or projections of KI Holdings and its subsidiaries, to be supplied not later than sixty (60) days after the commencement of the fiscal year to which any of the foregoing may be applicable,”

(k) Section 9.2.5.1 [Application of Proceeds] of the Credit Agreement is hereby amended and restated as follows:

“9.2.5.1. Application of Proceeds.

From and after the date on which the Administrative Agent has taken any action pursuant to this Section 9.2 and until all Obligations of the Loan Parties have been paid in full, any and all proceeds received by the Administrative Agent from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Administrative Agent, shall be applied as follows:

(i) first, to reimburse the Administrative Agent and the Lenders for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Administrative Agent or the Lenders in connection with realizing on the Collateral or collection of any Obligations of any of the Loan Parties under any of the Loan Documents, including advances made by the Lenders or any one of them or the Administrative Agent for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the Collateral, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;

(ii) second, to the repayment of all Obligations then due and unpaid of the Loan Parties to the Lenders incurred under this Agreement, any of the other Loan Documents, any Lender-Provided Hedge, or any Lender-Provided Treasury/Credit Arrangement, whether of principal, interest, fees, expenses or otherwise, in such manner as the Administrative Agent may determine in its discretion; and

(iii) the balance, if any, as required by Law.”

(l) Section 9.2.5.2 [Collateral Sharing] of the Credit Agreement is hereby amended and restated as follows:

“9.2.5.2. Collateral Sharing.

All Liens granted under the Security Agreements, the Patent Trademark and Copyright Security Agreement, the Pledge Agreement and any other Loan Document (the “Collateral Documents”) shall secure ratably and on a pari passu basis (i) the Obligations in favor of the Administrative Agent and the Lenders hereunder and (ii) the Obligations incurred by any of the Loan Parties in favor of any Lender, or any Affiliate of any Lender, which provides a Lender-Provided Hedge or a Lender-Provided Treasury/Credit Arrangement (the “Hedge/Treasury/Credit Provider”). The Administrative Agent under the Collateral Documents shall be deemed to serve and is appointed as the collateral agent (the “Collateral Agent”) for the Hedge/Treasury/Credit Provider and the Lenders hereunder, provided that the Collateral Agent shall comply with the instructions and directions of the Administrative Agent (or the Lenders under this Agreement to the extent that this Agreement or any other Loan Documents empowers the Lenders to direct the Administrative Agent), as to all matters relating to the Collateral, including the maintenance and disposition thereof. No Hedge/Treasury/Credit Provider (except in its capacity as a Lender hereunder) shall be entitled or have the power to direct or instruct the Collateral Agent on any such matters or to control or direct in any manner the maintenance or disposition of the Collateral.”

(m) Section 10.13 [Equalization of Lenders] of the Credit Agreement is hereby amended and restated as follows:

“10.13. Equalization of Lenders.

The Lenders, for themselves and any Affiliates which are owed Obligations, and the holders of any participations in any Notes, agree among themselves that, with respect to all amounts received by any Lender, any such Affiliate or any such holder for application on any Obligation hereunder (including, without limitation, any Lender-Provided Hedge and any Lender-Provided Treasury/Credit Arrangement) or under any Note or under any such participation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker’s lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Lenders and such holders in proportion to their interests in payments under the Notes and other Obligations, except as otherwise provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights], 5.4.2 [Replacement of a Lender] or 5.6 [Additional Compensation in Certain Circumstances]. The Lenders, any such Affiliate or any such holder receiving any such amount shall purchase for cash from each of the other Lenders an interest in such Lender’s Loans in such amount as shall result in a ratable participation by the Lenders, such Affiliates and each such holder in the aggregate unpaid amount under the Notes and the other Obligations, provided that if all or any portion of such excess amount is thereafter recovered from the Lender, such Affiliate or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by law (including court order) to be paid by the Lender, such Affiliate or the holder making such purchase.”

(n) Schedule 1.1(A) [Pricing Grid], Schedule 8.2.1 [Permitted Indebtedness], Schedule 8.2.3 [Guaranties] and Schedule 8.2.4 [Permitted Loans and Investments] to the Credit Agreement are hereby amended and restated in their entirety in the form attached hereto as Schedule 1.1(A), Schedule 8.2.1, Schedule 8.2.3 and Schedule 8.2.4, respectively.

(o) Exhibit 8.2.6 [Acquisition Compliance Certificate] of the Credit Agreement is hereby amended and restated in its entirety in the form attached hereto as Exhibit 8.2.6.

(p) Exhibit 8.3.3 [Quarterly Compliance Certificate] of the Credit Agreement is hereby amended and restated in its entirety in the form attached hereto as Exhibit 8.3.3.

3. Amendments to Certain Other Loan Documents. In connection with this Third Amendment, the parties hereto acknowledge and agree that the Pledge Agreement, the Security Agreement, the Guaranty Agreement, and the Patent, Trademark and Copyright Security Agreement are each amended such that each reference therein (i) to “Lender-Provided Interest Rate Hedge” shall be amended and deemed to refer to and read “Lender-Provided Hedge”, (ii) to “Lender-Provided Treasury Arrangement” shall be amended and deemed to refer to and read “Lender-Provided Treasury/Credit Arrangement”, and (iii) “Australian correspondent bank” shall be deleted such that no obligation whatsoever owing to any Australian correspondent bank shall be deemed part of the Obligations secured by any Collateral or entitled to the benefit of any Guaranty Agreement.

4. Conditions Precedent. The Borrower, the Guarantors and the Lenders acknowledge that this Third Amendment shall not be effective until the date each of the following conditions precedent has been satisfied (such date is referred to herein as the “Effective Date”):

(a) The Borrower, the Guarantors, the Lenders, and the Administrative Agent shall have executed, and delivered to the Administrative Agent, this Third Amendment;

(b) The Borrower shall have delivered to the Administrative Agent a closing certificate dated the Effective Date certifying to the accuracy of representations and warranties, compliance with covenants and conditions and absence of any Potential Default or Event of Default under the Credit Agreement;

(c) The Borrower shall have delivered to the Administrative Agent for the benefit of each Lender a certificate dated the Effective Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to:

(i) all action taken by each Loan Party in connection with this Third Amendment and the other Loan Documents;

(ii) the names of the officer or officers authorized to sign this Third Amendment and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of each Loan Party for purposes of this Third Amendment and the true signatures of such Authorized Officers, on which the Administrative Agent and each Lender may conclusively rely; and

(iii) copies of its organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement as in effect on the date of this Third Amendment, certified by the corporate secretary of other appropriate officer, or alternatively, a certification by such corporate secretary or other appropriate officer that such documents remain unchanged and in full force and effect since the time of the certification provided to the Administrative Agent and the Lenders on December 1, 2009;

(d) Since December 31, 2010, no Material Adverse Change shall have occurred with respect to the Borrower or any of the Guarantors;

(e) No default or event of default shall have occurred or will occur under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor as a result of and after giving effect to the transactions contemplated by this Third Amendment;

(f) The Borrower shall have delivered projected consolidated financial statements (including balance sheets, statements of operations and cash flows) through December 31, 2011 that are reasonably acceptable to the Lenders and the Administrative Agent;

(g) The Borrower shall have executed, and delivered to the Administrative Agent, a Guaranty in the form of Exhibit 1 attached to this Third Amendment for Obligations of any Subsidiaries of the Borrower under any Lender-Provided Hedges and Lender-Provided Treasury/Credit Arrangements;

(h) The Borrower and the Guarantors shall have obtained all approvals and consents necessary to consummate the transactions contemplated by this Third Amendment;

(i) The Borrower shall have delivered to the Administrative Agent an opinion of Borrower’s counsel dated the Effective Date as to the due authorization, execution and delivery, and enforceability of this Third Amendment and such other matters as requested by the Administrative Agent, which opinion shall be in form and substance reasonably satisfactory to the Administrative Agent;

(j) The Borrower shall have paid to the Administrative Agent all fees required to be paid in connection with this Third Amendment, and the Borrower shall have reimbursed the Administrative Agent all fees and expenses, including without limitation, attorneys’ fees, for which the Administrative Agent is entitled to be reimbursed; and

(k) All legal details and proceedings in connection with the transactions contemplated by this Third Amendment and all other Loan Documents to be delivered to the Lenders shall be in form and substance reasonably satisfactory to the Administrative Agent.

5. Incorporation into Credit Agreement. This Third Amendment shall be incorporated into the Credit Agreement by this reference.

6. Full Force and Effect. Except as expressly modified by this Third Amendment, all of the terms, conditions, representations, warranties and covenants of the Credit Agreement and the other Loan Documents are true and correct and shall continue in full force and effect without modification, including without limitation, all liens and security interests securing the Borrower’s indebtedness to the Lenders and all Guaranty Agreements executed and delivered by the Guarantors.

7. Reimbursement of Expenses. The Borrower unconditionally agrees to pay and reimburse the Administrative Agent and save the Administrative Agent harmless against liability for the payment of reasonable out-of-pocket costs, expenses and disbursements, including without limitation, fees and expenses of counsel incurred by the Administrative Agent in connection with the development, preparation, execution, administration, interpretation or performance of this Third Amendment and all other documents or instruments to be delivered in connection herewith.

8. Counterparts. This Third Amendment may be executed by different parties hereto in any number of separate counterparts, each of which, when so executed and delivered shall be an original and all such counterparts shall together constitute one and the same instrument.

9. Entire Agreement. This Third Amendment sets forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior understandings and agreements, whether written or oral, between the parties hereto relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any party which is not embodied in this Third Amendment, and no party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not set forth herein.

10. Governing Law. This Third Amendment shall be deemed to be a contract under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE - THIRD AMENDMENT TO CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Third Amendment as of the day and year first above written.

KOPPERS INC.

By:	/s/ Leroy M. Ball
Name:	Leroy M. Ball
Title:	Vice President and Chief Financial Officer

[SIGNATURE PAGE - THIRD AMENDMENT TO CREDIT AGREEMENT]

KOPPERS HOLDINGS INC.

By:	/s/ Leroy M. Ball
Name:	Leroy M. Ball
Title:	Vice President and Chief Financial Officer

[SIGNATURE PAGE - THIRD AMENDMENT TO CREDIT AGREEMENT]

WORLD-WIDE VENTURES CORPORATION

By:	/s/ Louann E. Tronsberg - Deihle
Name:	Louann E. Tronsberg - Deihle
Title:	Vice President

[SIGNATURE PAGE - THIRD AMENDMENT TO CREDIT AGREEMENT]

KOPPERS DELAWARE, INC.

By:	/s/ Louann E. Tronsberg - Deihle
Name:	Louann E. Tronsberg - Deihle
Title:	Treasurer

[SIGNATURE PAGE - THIRD AMENDMENT TO CREDIT AGREEMENT]

KOPPERS ASIA LLC

By:	/s/ Louann E. Tronsberg - Deihle
Name:	Louann E. Tronsberg - Deihle
Title:	Treasurer

[SIGNATURE PAGE - THIRD AMENDMENT TO CREDIT AGREEMENT]

KOPPERS CONCRETE PRODUCTS, INC.

By:	/s/ Louann E. Tronsberg - Deihle
Name:	Louann E. Tronsberg - Deihle
Title:	Treasurer

[SIGNATURE PAGE - THIRD AMENDMENT TO CREDIT AGREEMENT]

CONCRETE PARTNERS, INC.

By:	/s/ Louann E. Tronsberg - Deihle
Name:	Louann E. Tronsberg - Deihle
Title:	Treasurer

[SIGNATURE PAGE - THIRD AMENDMENT TO CREDIT AGREEMENT]

KOPPERS VENTURES LLC

By:	/s/ Louann E. Tronsberg - Deihle
Name:	Louann E. Tronsberg - Deihle
Title:	Treasurer

[SIGNATURE PAGE - THIRD AMENDMENT TO CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent and as Lender, for itself and as successor to National City Bank

By:	/s/ Tracy J. DeCock
Name:	Tracy J. DeCock
Title:	Senior Vice President

[SIGNATURE PAGE - THIRD AMENDMENT TO CREDIT AGREEMENT]

CITIZENS BANK OF PENNSYLVANIA, individually and as Syndication Agent

By:	/s/ Philip R. Medsger
Name:	Philip R. Medsger
Title:	Senior Vice President

[SIGNATURE PAGE - THIRD AMENDMENT TO CREDIT AGREEMENT]

BANK OF AMERICA, N.A.,
individually and as Documentation Agent

By:	/s/ Irene Bertozzi Bartenstein
Name:	Irene Bertozzi Bartenstein
Title:	Director

[SIGNATURE PAGE - THIRD AMENDMENT TO CREDIT AGREEMENT]

FIRST COMMONWEALTH BANK, individually and as Syndication Agent

By:	/s/ Brian J. Sohocki
Name:	Brian J. Sohocki
Title:	Vice President

[SIGNATURE PAGE - THIRD AMENDMENT TO CREDIT AGREEMENT]

WELLS FARGO BANK, N.A., individually and as Syndication Agent

By:	/s/ J. Barrett Donovan
Name:	J. Barrett Donovan
Title:	Vice President

[SIGNATURE PAGE - THIRD AMENDMENT TO CREDIT AGREEMENT]

FIFTH THIRD BANK

By:	/s/ Jim Janovsky
Name:	Jim Janovsky
Title:	Vice President

[SIGNATURE PAGE - THIRD AMENDMENT TO CREDIT AGREEMENT]

FIRSTMERIT BANK, N.A.

By:	/s/ Robert G. Morlan
Name:	Robert G. Morlan
Title:	Senior Vice President

[SIGNATURE PAGE - THIRD AMENDMENT TO CREDIT AGREEMENT]

FIRST NATIONAL BANK OF PENNSYLVANIA

By:	/s/ John L. Hayes
Name:	John L. Hayes
Title:	Senior Vice President

[SIGNATURE PAGE - THIRD AMENDMENT TO CREDIT AGREEMENT]

TRISTATE CAPITAL BANK

By:	/s/ Paul J. Oris
Name:	Paul J. Oris
Title:	Senior Vice President

[SIGNATURE PAGE - THIRD AMENDMENT TO CREDIT AGREEMENT]

THE HUNTINGTON NATIONAL BANK

By:	/s/ Chad A. Lowe
Name:	Chad A. Lowe
Title:	Vice President

SCHEDULE 1.1(A)

PRICING GRID

Level	Senior Secured Leverage Ratio	Base Rate Spread	Euro Rate Spread	Letter of Credit Fee
I	Greater than 1.0 to 1.0	1.75%	2.75%	2.75%
II	Greater than 0.5 to 1.0 but less than or equal to 1.0 to 1.0	1.50%	2.50%	2.50%
III	Less than or equal to 0.5 to 1.0	1.25%	2.25%	2.25%

For purposes of determining the Applicable Margin and Letter of Credit Fee:

(a) The Applicable Margin and Letter of Credit Fee shall be set at Level III as of the Third Amendment Effective Date.

(b) Beginning with the fiscal quarter ending March 31, 2011, the Applicable Margin and Letter of Credit Fee shall be recomputed as of the end of each fiscal quarter based on the Senior Secured Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margin and Letter of Credit Fee computed as of a fiscal quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.3.3.

EXHIBIT 8.2.6

ACQUISITION COMPLIANCE CERTIFICATE

[attached]

EXHIBIT 8.3.3

QUARTERLY COMPLIANCE CERTIFICATE

[attached]